Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Jenny Lynne Wills, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2006 SECOND QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (August 8, 2006) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic, cardiovascular and other biologic implants, announced today that the company’s revenues were $18.3 million for the second quarter of 2006 and $36.8 million for the six months ended June 30, 2006 compared to $17.6 million for the second quarter 2005 and $32.5 million for the six months ended June 30, 2005.

For the second quarter ended June 30, 2006, the company reported net loss of $1.6 million and net loss per diluted share of $.05, compared to net loss of $1 million and net loss per diluted share of $0.04 for the second quarter 2005. For the six months ended June 30, 2006 the company reported net loss of $2.9 million and net loss per diluted share of $0.10, compared to net loss of $2.2 million and net loss per diluted share of $0.08 for the six months ended June 30, 2005.

During the second quarter and first six months of 2006, the company recorded stock-based compensation expense totaling approximately $.8 million and $1.4 million, respectively, before income taxes, or $0.02 and $0.04, respectively, on net loss per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R. Prior to 2006, the company accounted for stock-based compensation under Accounting Principles Board Opinion No. 25.

“During the first six months of 2006 we have steadily progressed on our key growth strategies: expanding our direct distribution network, building our Sterling line of implants and investing in R&D to expand our product portfolio, however, our first six month results were more negatively impacted by lower donor recoveries than we had anticipated,” said Brian Hutchison, RTI’s Chairman, President and CEO. “We are intensifying our efforts in this area to improve our second half performance. We continue to expect sequential increases in our revenues for the second half of the year. A more positive development occurred during the second quarter when we began negotiations to restructure our contract with our largest distributor, that when completed, could have a long-term impact on our business model.”

Second Quarter and Six Month 2006 Analysis

Spinal Constructs: Revenues from distribution of spinal implants were $8.6 million for the second quarter, compared to $9.2 million in the prior year period, representing a decrease of 6.6 percent. Revenues for the six months ended June 30, 2006 were $17.8 million, compared to $15.1 million in the prior year period, representing an increase of 18.1 percent. The comparative revenue volumes were impacted by the timing of orders in the first half of 2006 by our largest distributor.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $3.7 million for the second quarter, compared to $3.6 million for the prior year period. Revenues for the six months ended June 30, 2006 were $7.5 million, compared to $7.2 million for the prior year period. Bone graft substitutes consist of all moldable and flowable bone pastes, as well as all chips and cubes. The revenues were favorably impacted by increased volumes through our international distributors.

Sports Medicine: Revenues from distribution of sports medicine implants were $3.6 million for the second quarter, compared to $2.0 million for the prior year period, representing an increase of 78.5 percent. Revenues for the six months ended June 30, 2006 were $6.8 million, compared to $4.2 million for the prior year period, representing an increase of 59.3 percent. The increases in both periods were principally due to higher fees recognized through our direct distribution compared to an independent distributor in 2005 and a significant increase in the volume of ancillary tendon distributions during the second quarter of 2006.

Cardiovascular: Revenues from distribution of cardiovascular implants were $1.6 million for the second quarter, compared to $1.8 million for the prior year period. Revenues for the six months ended June 30, 2006 were $2.9 million, compared to $3.9 million for the prior year period. The primary reason for the decreased revenue was lower cardiovascular recoveries during the quarter and six months. Demand for these life-saving implants remains high.

General Orthopedic: Revenues from general orthopedic implants were $226,000 for the second quarter, compared to $266,000 for the second quarter of the prior year period. Revenues for the six months ended June 30, 2006 were $502,000, compared to $478,000 for the six months of the prior year period. General orthopedic revenue consists of bone blocks, strips, wedges and shafts.

Other: Revenues from other implants were $631,000 for the second quarter, compared to $688,000 for the second quarter of the prior year period. Revenues for the six months ended June 30, 2006 were $1.3 million, compared to $1.6 million for the six months of the prior year period. Other revenues consist of tissue recovery fees, biomedical laboratory fees, manufacturing royalties, shipping fees, distribution of reproductions of our allografts to distributors for demonstration purposes and restocking fees.

Growth Strategies

Distribution –

During the quarter the total number of domestic representatives was increased to 116 individuals in 15 territories nationwide, an increase of more than 75 reps since December 2005. For the first time, sports medicine implant unit volumes distributed through the company’s direct distribution network exceeded levels achieved by the company’s former distribution partner for this line of products.

Research and development –

The company completed the launch of the Adjustable Bone Tendon Bone (BTB) allograft at the annual meetings of the Arthroscopy Association of North America (AANA) and the American Orthopaedic Society for Sports Medicine (AOSSM) during the second quarter. The Sterling® Wedge was launched in July through our direct distribution force and additional products scheduled for launch during the third quarter include BioCleanse® achilles tendon and meniscus.

Sterling® product line –

During the second quarter the company received a CE mark for ten Sterling products and began international distribution in Turkey, Switzerland and Italy. A clinical evaluation for Sterling cervical spinal implants also began during the quarter in Bordeaux, France and we continued to make progress with the FDA on our 510(k) filings for an spinal ALIF implant and our combination human and a xenograft bone paste.

The Sterling Biological Matrix provides surgeons an expanded supply of safe, sterile tissue that is a natural alternative to autograft, allograft and synthetic resorbable materials. RTI’s patented BioCleanse Tissue Sterilization Process enables delivery of xenograft implants that are sterile with improved biocompatibility and preserved structural integrity.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Tuesday, August 8, 2006 at 9:00 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing 888-390-0675, passcode RTIXQ TWO. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through September 8, 2006 and can be accessed by calling 800-294-9493; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than 700,000 allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Fees from tissue distribution	$17,712	$16,866	$35,428	$30,883
Other revenues	631	688	1,340	1,641

Total net revenues	18,343	17,554	36,768	32,524
Costs of processing and distribution	12,350	12,585	25,282	22,932

Gross profit	5,993	4,969	11,486	9,592

Operating Expenses	8,359	6,485	15,856	13,144

Operating loss	(2,366)	(1,516)	(4,370)	(3,552)
Net (expense) interest income	(4)	(183)	13	(356)

Loss before income tax benefit	(2,370)	(1,699)	(4,357)	(3,908)
Income tax benefit	757	702	1,448	1,661

Net loss	$(1,613)	$(997)	$(2,909)	$(2,247)

Net loss per common share - basic	$(0.05)	$(0.04)	$(0.10)	$(0.08)

Net loss per common share - diluted	$(0.05)	$(0.04)	$(0.10)	$(0.08)

Weighted average shares outstanding - basic	29,759,027	26,735,602	29,747,507	26,735,029

Weighted average shares outstanding - diluted	29,759,027	26,735,602	29,747,507	26,735,029

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Fees from tissue distribution:
Spinal constructs	$8,631	$9,238	$17,811	$15,083
Bone graft substitutes	3,680	3,588	7,463	7,186
Sports medicine	3,563	1,996	6,751	4,239
Cardiovascular	1,612	1,778	2,901	3,897
General orthopedic	226	266	502	478
Other revenues	631	688	1,340	1,641

Total	$18,343	$17,554	$36,768	$32,524

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$20,455	$25,559
Accounts receivable - net	9,545	9,021
Inventories	39,298	38,534
Other current assets	8,812	12,181

Total current assets	78,110	85,295
Property, plant and equipment - net	43,057	44,527
Other assets	15,210	12,440

Total assets	$136,377	$142,262

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$8,199	$7,123
Other current liabilities	6,664	8,575

Total current liabilities	14,863	15,698
Other liabilities	5,066	8,751

Total liabilities	19,929	24,449

Total stockholders’ equity	116,448	117,813

Total liabilities and stockholders’ equity	$136,377	$142,262

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net loss	$(1,613)	$(997)	$(2,909)	$(2,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,295	1,118	2,546	2,224
Amortization of deferred financing costs	43	43	85	88
Change in working capital	(3,117)	(21)	(3,078)	(2,873)
Other	(96)	(867)	(107)	(1,958)

Net cash used in operating activities	(3,488)	(724)	(3,463)	(4,766)

Cash flows from investing activities:
Purchases of property, plant and equipment	(479)	(2,541)	(705)	(2,722)
Purchase of intellectual property	—	—	—	(1,600)
Proceeds from sale of property, plant and equipment	—	—	200	—

Net cash used in investing activities	(479)	(2,541)	(505)	(4,322)

Cash flows from financing activities:
Payments on capital lease and note obligations	(572)	(565)	(1,144)	(1,183)
Proceeds from revolving line of credit	—	3,000	—	3,000
Proceeds from exercise of stock options	3	5	8	469

Net cash (used in) provided by financing activities	(569)	2,440	(1,136)	2,286

Net decrease in cash and cash equivalents	(4,536)	(825)	(5,104)	(6,802)
Cash and cash equivalents, beginning of period	24,991	5,507	25,559	11,484

Cash and cash equivalents, end of period	$20,455	$4,682	$20,455	$4,682